Schedule A

DANAOS INVESTMENT LIMITED

c/o 14 Akti Kondyli

185 45 Piraeus

Greece

Controlling Persons, Directors and Executive Officers of Danaos Investment Limited, a company organized under the laws of New Zealand:

Name	Position	Principal Occupation	Business Address	Citizenship
Ross John Hanning	Director	Financial Consultant	c/o 14 Akti Kondyli, 185 45 Piraeus, Greece	New Zealand
Iraklis Prokopakis	Director	Vice Chairman of Board of Directors and Retired Officer of Danaos Corporation	c/o 14 Akti Kondyli, 185 45 Piraeus, Greece	Greece
Evangelos Chatzis	Director	Chief Financial Officer and Secretary of Danaos Corporation	c/o 14 Akti Kondyli, 185 45 Piraeus, Greece	Greece
Dimitrios Charkoplias	Director	Financial Manager, Danaos Investment Limited	c/o 14 Akti Kondyli, 185 45 Piraeus, Greece	Greece
Christina Mermigka	Director	Business Development Executive	c/o 14 Akti Kondyli, 185 45 Piraeus, Greece	Greece
IQ EQ (Switzerland) Limited	Sole Stockholder

IQ EQ (Switzerland) Limited is organized under the laws of Switzerland.

As reported under Items 3 and 5, Messrs. Prokopakis, Chatzis and Charkoplias beneficially own shares of Common Stock of Danaos Corporation.  Each of Messrs. Prokopakis, Chatzis and Charkoplias are citizens of Greece.

During the last five years, no person on this Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

DR. JOHN COUSTAS

c/o 14 Akti Kondyli

185 45 Piraeus

Greece

Dr. Coustas’ principal occupation is serving as President and Chief Executive Officer of Danaos Corporation.

Except as reported under Item 5, Dr. Coustas does not beneficially own any shares of Common Stock of Danaos Corporation. Dr. Coustas is a citizen of Greece.